SERVICING AGREEMENT
This Servicing Agreement (this “Agreement”) is entered into as of March 14, 2018, between Advent Claymore Convertible Securities and Income Fund, a Delaware statutory trust (the “Fund”), and Guggenheim Funds Distributors, LLC, a Delaware limited liability company (“Guggenheim”). The Fund and Guggenheim will each be individually referred to hereunder as a “Party” and collectively, as the “Parties”.
WHEREAS, the Fund operates as a closed-end management investment company, and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”);
WHEREAS, Advent Capital Management, LLC (the “Adviser”) serves as the Fund’s investment adviser;
WHEREAS, the Fund has issued common shares of beneficial interest, without par value (the “Common Shares”), and may from time to time authorize a class of preferred shares, the relative rights, terms and preferences of which are to be determined by the Board of Trustees of the Fund (the “Preferred Shares”) (holders of the Common Shares and Preferred Shares are referred to collectively herein as the “Shareholders”);
WHEREAS, the Fund previously entered into that certain Servicing Agreement, dated April 23, 2003, with Claymore Securities, Inc. (n/k/a Guggenheim Funds Distributors, LLC), as supplemented by a Supplemental Administrative Services letter agreement, dated September 28, 2016 (collectively, the “Prior Servicing Agreement”);
WHEREAS, the Parties wish to terminate the Prior Servicing Agreement and hereby replace the Prior Servicing Agreement in its entirety with this Agreement;
WHEREAS, the Fund wishes to continue to retain Guggenheim to provide certain services to the Fund, under the terms and conditions stated below, and Guggenheim is willing to provide such services for the compensation set forth below:
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby agree as follows:
1.
Appointment.  The Fund hereby appoints Guggenheim as servicing agent of the Fund, and Guggenheim accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below, subject to the terms and conditions of this Agreement.

2.	Services and Duties of Guggenheim. Subject to the supervision of the Fund’s Board of Trustees (the “Board”), Guggenheim will perform the following services:

(a)	Reply to requests for information concerning the Fund from shareholders or prospective shareholders, brokers or the public;

(b)
Aid in the secondary market support of the Fund through regular written and oral communications with the Fund’s New York Stock Exchange designated market maker, the closed-end fund analyst community and various information providers specializing in the dissemination of closed-end fund information;

(c)	Coordinate and oversee the preparation of reports to be sent to the Fund’s Shareholders, and assist in the printing and dissemination of such reports to Shareholders;

(d)
Coordinate and oversee the preparation of all reports required to be filed with the Securities and Exchange Commission (the “SEC”), including reports on Forms N-SAR, N-CEN, N-PORT and N-CSR, and in the filing of such completed forms with the SEC;

(e)	Assist in the filing of the Fund’s fidelity bond in accordance with the requirements of Rule 17g-1 under the 1940 Act;

(f)
Coordinate and oversee the preparation and dissemination to Shareholders of the Fund’s proxy materials, the filing of such materials with the Fund’s regulators, and the tabulation of proxies by the Fund’s transfer agent;

(g)
Coordinate and oversee the analysis of the amounts available for distribution as dividends and distributions to be paid by the Fund to its Shareholders and the preparation of materials relevant to the Fund’s Dividend Reinvestment Plan, including notice to the Plan Agent;

(h)	Establish and maintain a toll-free number for sales support and marketing requests on an ongoing basis;

(i)
Develop and maintain, as agreed by the Fund, a website for the Fund which will provide daily and weekly updates, daily net asset value and price information and monthly distribution notifications, as well as referring to the website of the Adviser for added information;

(j)	Communicate to the investment community any changes made to the Fund’s trading strategies;

(k)	Provide materials regarding the Fund to the investment community and current investors;

(l)	Assist in the review of materials made available to shareholders and prospective investors to assure compliance with applicable laws, rules and regulations;

(m)	Assist in the dissemination of the Fund’s net asset value, market price and discount;

(n)
Oversee, in consultation with the Board, the performance of services by MUFG Investor Services (US), LLC (“Mitsubishi”) in connection with Mitsubishi’s role as the Fund’s administrator pursuant to the Fund and Mitsubishi’s Fund Administration Agreement, dated June 20, 2013, as amended September 28, 2016;

(o)	Coordinate with the Fund’s administrator, custodian, and fund accounting agent the timely processing of invoices;

(p)	Coordinate the annual audit with the Fund’s independent registered public accounting firm;

(q)	Coordinate and oversee tax reporting matters, including tax returns, 1099s and 19(a) notices;

(r)	Assist with Sarbanes-Oxley considerations, including the provision of any necessary sub-certifications;

(s)	Facilitate annual filings of the Fund’s proxy voting (Form N-PX);

(t)	Host analyst meetings as appropriate;

(u)	Provide persons to serve as officers and trustees of the Fund, as the Fund may request;

(v)
Maintain ongoing contact with brokers in branch offices whose clients hold Fund shares or whose clients may have an interest in acquiring Fund shares, including providing, among other things, progress reports on the Fund, dividend announcements and performance updates;

(w)	Assist in the drafting of press releases to the public;

(x)	Provide comparative analyses of investment performance to benchmarks and/or peer groups, including periodic interviews/discussions with portfolio managers regarding portfolios;

(y)	Make such reports and recommendations to the Board as the Board reasonably requests or deems appropriate;

(z)
Oversee, in consultation with, and as agreed by, the Adviser, matters relating to the conduct and administration of meetings of the Board and Committees thereof, including, without limitation, (i) coordinating the preparation and distribution of the board book and all appropriate materials to members of the Board in advance of any such meetings, (ii) the scheduling of such meetings and communication with respect to such meetings, (iii) assisting and coordinating special materials related to annual contract approvals and related matters, (iv) the preparation of minutes of the Board and Committees thereof, (v) if requested, the hosting of such meetings (including arranging any off-site meetings), and (vi) performing such other Board meeting functions as agreed by the parties;

(aa)
Assist the Fund in responding to and providing documents for routine regulatory examinations or investigations; and working closely with counsel to the Fund in response to such routine or any non-routine regulatory matters;

(bb)	Maintain required books and records in accordance with Rules 31a-1(b)(4) and 31a-2 under the 1940 Act; and

(cc)	Provide such other services as the Parties may mutually agree from time to time.

3.
Compliance with the Fund’s Governing Documents and Applicable Law. In all matters pertaining to the performance of this Agreement, Guggenheim will act in conformity with the Fund’s Agreement and Declaration of Trust (“Declaration of Trust”), By-Laws, and registration statements, each as amended from time to time, and with the directions of the Board and the Fund’s executive officers; and will conform to and comply with the requirements of the 1940 Act and the rules and regulations thereunder and all other applicable federal or state laws and regulations.

4.
Service Not Exclusive.  Guggenheim’s services hereunder are not deemed to be exclusive, and Guggenheim is free to render such services to other funds or clients as long as Guggenheim’s services under this Agreement are not impaired thereby.

5.	Representations and Warranties of Guggenheim

(a)
Guggenheim represents and warrants that it has obtained all necessary registrations, licenses and approvals in order to perform the services provided in this Agreement. Guggenheim covenants to maintain all necessary registrations, licenses and approvals in effect during the term of this Agreement.

(b)
Guggenheim represents that it has adopted a written Code of Ethics in compliance with Rule 17j-1 under the 1940 Act and will promptly provide the Fund with any amendments to such Code and any certifications required by Rule 17j-1.

(c)
Guggenheim agrees that it shall promptly notify the Fund (i) in the event that the SEC or any other regulatory authority has censured its activities, functions or operations; suspended or revoked any registration, license or approval; or commenced proceedings or an investigation that may result in any of these actions, (ii) if the SEC or any other regulatory authority makes inquiries or requests information regarding the Fund or the services provided hereunder and (iii) in the event that there is a change of control of Guggenheim, change in its management or in its financial status or any other change to Guggenheim that adversely affects its ability to perform services under this Agreement.

(d)
The Fund, upon written request, shall be given access to the records of Guggenheim at reasonable times solely for the purpose of monitoring compliance with the terms of this Agreement. Guggenheim agrees to cooperate with the Fund and its representatives in connection with any such monitoring efforts.

(e)
Guggenheim represents and warrants that it has in place policies and procedures reasonably designed to assure the proper processing of information provided to Guggenheim by the Fund or its agents and to assure the timely filing of such information with regulators as required by applicable law.

(f)
Guggenheim represents and warrants that (i) it is a validly existing entity and has full corporate power and authority to perform its obligations under this Agreement, (ii) this Agreement has been duly and validly authorized, executed and delivered on Guggenheim’s behalf and constitutes Guggenheim’s legal, valid and binding obligation, enforceable in accordance with its terms and (iii) the execution and delivery of this Agreement, the incurrence of Guggenheim’s obligations herein set forth and the consummation of the transactions contemplated herein and in the Fund’s registration statement on Form N-2 will not constitute a breach of, or default under, Guggenheim’s constituent documents or under any order, rule or regulation applicable to Guggenheim of any court or any governmental body or administrative agency having jurisdiction over Guggenheim.

(g)
Guggenheim represents and warrants that it maintains and will maintain business continuity policies and disaster recovery procedures with respect to the provision of the services under this Agreement which conform to contemporary industry practice and applicable law.

6.
Compensation. As compensation for its services, the Fund will pay Guggenheim an annual fee payable monthly in arrears in an amount equal to 0.21% of the Fund’s average weekly Managed Assets (defined below) during such month. “Managed Assets” means the total  assets of the Fund (including any assets attributable to any Preferred Shares that may be outstanding or otherwise attributable to the use of leverage) minus the sum of accrued liabilities (other than debt representing financial leverage). For purposes of determining Managed Assets, the liquidation preference of any Preferred Shares is not treated as a liability.

7.
Limitation of Liability of Guggenheim. Guggenheim will not be liable for any reasonable error of judgment or for any loss suffered by the Fund or its Shareholders in connection with the performance of its duties under this Agreement, except a loss resulting from a breach of its representations and warranties, from willful misconduct, bad faith or gross negligence or from reckless disregard by it of its duties under this Agreement (“Disabling Conduct”).

Guggenheim agrees to indemnify, defend and hold the Fund, the Adviser, their several officers, trustees and directors, and any person who controls the Fund or the Adviser within the meaning of Section 15 of the Securities Act of 1933 (collectively, “Fund Indemnified Persons”), free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) which Fund Indemnified Persons may incur, but only to the extent that such liability or expense incurred by the Fund Indemnified Persons or resulting from such claims or demands shall arise out of or be based upon (a) any Disabling Conduct with respect to the provision of services under this Agreement, (b) any violation of law relating to the provision of services under this Agreement or (c) the breach by Guggenheim of this Agreement.
8.
Limitation of Liability of the Trustees and Shareholders of the Fund. Pursuant to the provisions of the Fund’s Agreement and Declaration of Trust, this Agreement is entered into by the Board not individually, but as Trustees, and the obligations of the Fund hereunder are not binding upon any such Trustees or shareholders of the Fund, but binds only the Fund itself.

9.
Duration and Termination.  This Agreement shall continue for an initial period ending September 30, 2018 and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Fund’s Board.  This Agreement is terminable (a) by the Fund, without penalty, on thirty (30) days’ written notice, by a vote of a majority of the Fund’s Board, or (b) on sixty (60) days’ written notice by Guggenheim. This Agreement shall automatically terminate in the event of its assignment as the term is defined in the 1940 Act. In addition, either party to this Agreement may also terminate this Agreement in the event the other party has materially breached this Agreement in the event that the breach is not cured within ten (10) days after receipt by the breaching party of written notice of the breach

10.	Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, amended or terminated orally, but only by an instrument in writing signed by both Parties hereto.

11.
License. Guggenheim hereby grants to the Fund the nonexclusive right and license to use the mark “Claymore” (the “Licensed Mark”) in the Fund’s name and in connection with the formation, issuance, marketing, promotion and operations of, or disclosure related to, the Fund. Guggenheim agrees that it shall receive no compensation for any such use by the Fund. Guggenheim hereby warrants represents that it has filed applications and/or owns rights in the Licensed Mark sufficient to grant this license. No right, title or interest in the Licensed Mark, except the right to use the Licensed Mark as provided in this Agreement, is or will be transferred to the Fund by this Agreement.  Should this Agreement be terminated, the Fund agrees that it will take reasonably necessary steps to change its name to a name not including the word “Claymore.”

12.
Confidentiality. Guggenheim agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, the Adviser and all prior, current or potential Shareholders of the Fund and not to use such records and information for any purpose other than the performance of its duties hereunder. Guggenheim also agrees that, without the prior written consent of the Fund, it will not disclose personal information of any Shareholders of the Fund (“Personal Shareholder Information”) or any other confidential information of the Fund or the Adviser, including to its affiliates, unless it is required by law to disclose the information to the recipient of such information. Guggenheim further agrees, represents and warrants that (a) only those employees of Guggenheim who need to do so in carrying out their job responsibilities may access Personal Shareholder Information; (b) it maintains physical, electronic and procedural safeguards that comply with federal standards to protect confidentiality; and (c) it may use Personal Shareholder Information only for the purposes set forth in this Agreement. Upon termination of this Agreement, Guggenheim will either return any confidential information it obtains from the Fund or the Adviser to the Adviser or destroy such information (to the extent permitted by applicable law).

13.	Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

14.	Books and Records

(a)
In compliance with the requirements of the 1940 Act, Guggenheim hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon request. Guggenheim further agrees to preserve for the periods prescribed under the 1940 Act the records required to be maintained under the 1940 Act.

(b)
Guggenheim hereby agrees to furnish to regulatory authorities having the requisite authority any information or reports in connection with services that Guggenheim renders pursuant to this Agreement which may be requested in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations. Guggenheim hereby agrees to notify and consult with the Fund prior to any such provision to a regulatory authority.

15.
Miscellaneous. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will be deemed one and the same document.

16.	Notices.

All notices required or permitted to be sent under this Agreement shall be sent, if to the Fund, to:
Advent Claymore Convertible Securities and Income Fund
 c/o Advent Capital Management, LLC
888 Seventh Avenue, 31st Floor
New York, NY 10019
Attention:  Edward Delk
Telephone No.:  (212) 482-7390
Fax No.:  (212) 480-9655

Or if to Guggenheim, to:
Guggenheim Funds Distributors, LLC
227 West Monroe Street
Chicago, IL 60606
Attention: Law Department
Telephone No.: (312) 827-0100

17.
Prior Servicing Agreement Superseded. The Parties hereby agree that the Prior Servicing Agreement is hereby amended and restated in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Servicing Agreement shall hereby be terminated and entirely replaced and superseded by this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused the instrument to be executed by their officers designated below as of the day and year first above written.

ADVENT CLAYMORE CONVERTIBLE
 SECURITIES AND INCOME FUND

/s/ Edward C. Delk By: Edward C. Delk Title: Secretary

GUGGENHEIM FUNDS DISTRIBUTORS, LLC

/s/ Amy J. Lee By: Amy J. Lee Title: Vice President and Secretary